Exhibit 21.1

                              List of Subsidiaries

Ningbo Anxin International Company, Limited
Jiangdong Yonglongxin Special Paper Company, Limited
Ningbo Xinyi Paper Company, Limited
Yongxin Paper Company, Limited
Xianyang Naite Research & Development Center